Exhibit 10.44

SEPARATION AGREEMENT AND GENERAL RELEASE

AGREEMENT, by and between Jeanne M. Dering (“Employee,” “you” or “your”) and Moody’s Corporation (the “Company,” “we” or “our”), with its principal place of business in New York, New York.

In consideration of the promises and conditions set forth below, and intending to be legally bound, the parties agree as follows:

1. Termination of Employment. Your employment with the Company, and your membership on any committees, is terminated effective on the date specified in Exhibit A (the “Termination Date”), and you agree not to apply for or seek re-employment with the Company, its parent companies, subsidiaries and affiliates after that date. You agree to continue working through the Termination Date, unless released from working earlier by the Company, in which case you will continue to receive your regular salary and benefits and will be deemed to be an employee of the Company through the Termination Date. After the Termination Date, the Company will pay you for all accrued and unused vacation days you had as of the Termination Date.

2. Special Severance Benefits. If you sign this Agreement on or after the Termination Date, and fully comply with the terms of this Agreement, the Company will provide you with the following special severance benefits:

(a) You will be paid salary continuation during the salary continuation period (“salary continuation period”), as set forth in Exhibit A, less benefit deductions, tax withholdings and other deductions required by law. You acknowledge that the salary continuation includes compensation and benefits in addition to what you would otherwise be entitled;

(b) Medical, dental and life insurance benefits shall be provided throughout the salary continuation period at the levels in effect for you immediately prior to the termination of your employment, but in no event greater than the levels in effect for active employees generally during the salary continuation period, provided that you shall pay the employee portion of any required premium payments at the level in effect for employees of the Company generally. Since as of the Termination Date, you were between the ages of 50 and 55 with 10 or more years of credited service with the Company, you also will be eligible for any post-employment medical and dental coverage that may be offered by the Company following the salary continuation period, at the Company’s full cost per participant for such coverage but otherwise on the same terms and conditions as coverage for employees of the Company, provided that the Company may modify or discontinue such post-employment coverage at any time for any reason, without any liability to you;

(c) In further consideration for your execution of this Agreement, the Company will not contest your eligibility for your 2007 bonus pursuant to the Executive Performance Incentive Compensation (EPIC) Plan, and will pay you a bonus under EPIC in the first quarter of 2008 in accordance with the letter to you, dated March 9, 2007 (which is attached as Exhibit E), and a recommended discretionary reduction of 16.7% for having met expectations with respect to non-financial objectives. The Company is agreeing to make this payment to you, in connection with your execution of this Agreement, without prejudice to its position that this amount is not due and owing to you under any bonus plan, policy, or past practice;

(d) The Company will waive Section 4.02(b)(i) of the Supplemental Executive Benefit Plan (“SEBP”), a copy of which is attached as Exhibit F, which would otherwise reduce the amount of your SEBP Retirement Benefit by 60%, and will provide you a SEBP Retirement Benefit as calculated pursuant to Section 4.02(b), it being mutually understood that all other provisions of the SEBP shall continue to apply. Your projected annual benefits under the SEBP are set forth on Exhibit G;

(e) For purposes of the 1998 Moody’s Corporation Key Employees’ Stock Incentive Plan and the Amended and Restated 2001 Moody’s Corporation Key Employees’ Stock Incentive Plan (collectively, the “Stock Incentive Plans”), your termination of employment with the Company shall be treated as a “Retirement” within the meaning of Section 2(bb) and Section 2(y), respectively. As a consequence, any and all outstanding stock options held by you for more than one year as of the Termination Date shall be exercisable in accordance with the rules of Section 7(f) of the Stock Incentive Plans relating to exercisability upon termination of employment by reason of Retirement, and any outstanding restricted stock award held by you for more than one year as of the Termination Date shall be exercisable in accordance with the rules of Section 9(c)(iv) of the 2001 Moody’s Corporation Key Employees’ Stock Incentive Plan relating to immediate vesting in full of restricted stock upon a termination of employment by reason of Retirement. A schedule of your outstanding stock options and restricted stock grants is attached hereto as Exhibit H; and

(f) You will be provided outplacement services through an outplacement service provider selected by the Company, which said amount shall be determined by your job classification. You will not be entitled to the cost of outplacement services if you choose not to elect them.

You acknowledge that the special severance benefits set forth above include compensation and/or benefits in addition to what you would otherwise be entitled to receive. The special severance benefits will not become due on or before the Effective Date of the Agreement, as defined in Paragraph 17(f).

3. Approvals. The Company represents and warrants that all necessary approvals to grant the special severance benefits set forth in Paragraph 2 have been obtained.

4. Waiver and Release.

(a) In exchange for special severance benefits promised to you in this Agreement, and as a material inducement for that promise, you hereby WAIVE, RELEASE and FOREVER DISCHARGE the Company and/or related persons from any and all claims, rights and liabilities of every kind, whether or not you now know them to exist, which you ever had or may have arising out of your employment with the Company or termination of that employment. This WAIVER and RELEASE includes, but is not limited to, any claim for severance benefits provided by the Company, as stated in an offer letter, individual contract, or otherwise, unlawful discrimination or sexual harassment under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, the Americans with Disabilities Act of 1990, 42 U.S.C. § 1981, the Worker Adjustment and Retraining Notification Act, the Family and Medical Leave Act of 1993, and any violation of any other federal, state or local constitution, statute, rule, regulation or ordinance, or for breach of contract, wrongful discharge, tort or other civil wrong. This Waiver and Release excludes (i) any claim for a breach of the Company’s obligations set forth in this Agreement and (ii) any rights or claims regarding accrued benefits pursuant to any qualified or nonqualified retirement or profit sharing plan in which you were a participant immediately prior to the Termination Date.

(b) You represent that you have not filed any complaints, charges, claims, grievances, or lawsuits against the Company and/or any related persons with any local, state or federal agency or court.

(c) You acknowledge that you may discover facts different from or in addition to those you now know or believe to be true with respect to the claims, demands, causes of action, obligations, damages, and liabilities of any nature whatsoever that are the subject of this Agreement, and you expressly agree to assume the risk of the possible discovery of additional or different facts, and agree that this Agreement shall be and remain in effect in all respects regardless of such additional or different facts.

(d) If you violate this Agreement by misrepresenting that you have not filed any complaints, charges, claims, grievances, or lawsuits against the Company and/or any related persons with any local, state or federal agency or court, or by bringing or maintaining any complaints, charges, claims, grievances, or lawsuits contrary to this Paragraph 4, you will pay all costs and expenses of the Company and/or any related persons in defending against such charges, claims or actions brought by you or on your behalf, including reasonable attorney’s fees, and will be required to give back, at the Company’s sole discretion, the value of anything paid by the Company in exchange for this Agreement, to the fullest extent permitted by law.

(e) As referred to in this Agreement, “related persons” includes the parents, subsidiaries, affiliates and divisions of the Company, their respective successors and assigns, and all of their past and present directors, officers, representatives, shareholders, agents, employees, whether as individuals or in their official capacity, and the respective heirs and personal representatives of any of them.

(f) This WAIVER and RELEASE is binding on you, your heirs, legal representatives and assigns.

5. Confidentiality of Agreement; Non-disparagement. Unless and until this Agreement is or becomes publicly available by other than unauthorized disclosure, you shall keep the terms of this Agreement confidential. You agree not at any time to talk about, write about, discuss or otherwise publicize the terms or existence of this Agreement to anyone other than your legal, tax or other financial advisors or your spouse, except in response to a subpoena, court directive or otherwise as required by law. You shall not disparage, denigrate or defame the Company or, to your knowledge after reasonable diligence, any party who is a related person, or any of their business products or services and shall not make any written or oral statement, news release or other announcement relating to your employment by the Company or relating to the Company or, to your knowledge after reasonable diligence, any party who is a related person, or any of their respective customers or personnel which is designed to embarrass or criticize any of the foregoing, except in order to provide truthful testimony in response to a subpoena, court directive or otherwise required by law. The Company agrees that it will direct Ray McDaniel, Linda Huber, John Goggins, Mark Almeida, Andrew Kriegler, Brian Clarkson and Lisa Westlake not to disparage you or encourage or induce others to disparage you. You agree that the Company does not assume any responsibility for, and shall not be liable for, the conduct of any of the individuals named in the preceding sentence once that instruction is given.

6. Confidential Information. You agree that you will not directly or indirectly disclose any proprietary or confidential information, records, data, formulae, specifications and other trade secrets owned by the Company or any affiliate or subsidiary of the Company, whether oral or written, to any person or use any such information, except pursuant to court order (in which case you will first provide the Company with written notice of such). Notwithstanding the foregoing sentence, you shall not have any obligation to preserve the confidentiality of any information which is or becomes publicly available by other than unauthorized disclosure. All records, files, drawings, documents, models, disks, equipment and the like relating to the businesses of the Company shall remain the sole property of the Company and shall not be removed from the premises of the Company. You further agree to return to the Company any property of the Company which you may have, no matter where located, and not to keep any copies or portions thereof.

7. Cooperation with Agencies. Nothing in this Agreement is intended to prohibit or restrict you from: (i) testifying truthfully under oath; (ii) making any disclosure of information required by law; (iii) providing information to, or testifying or otherwise assisting in any investigation or proceeding brought by, any federal regulatory or law enforcement agency or legislative body, or any self-regulatory organization; or (iv) filing, testifying, participating in, or otherwise assisting in a proceeding relating to an alleged violation of any federal, state, or municipal law relating to fraud or any rule or regulation of the Securities and Exchange Commission or any self-regulatory organization. You further agree that you will not seek or accept personal equitable or monetary relief in any civil action, suit or legal proceeding that involves any matter that involves, relates to or arises out of Employee’s employment with the Company or the termination of that employment, occurring at any time prior to the Effective Date of this Agreement (as defined in Paragraph 17(f) of this Agreement).

8. Indemnification. Nothing in this Agreement shall be deemed to modify the Company’s indemnification obligations set forth in Article Sixth of the Company’s Restated Certificate of Incorporation.

9. No Other Assurances. You acknowledge that in deciding to sign this Agreement you have not relied on any promises, statements, representations or commitments, whether spoken or in writing, made to you by any Company representative, except for what is expressly stated in this Agreement. This Agreement constitutes the entire understanding and agreement between you and the Company in connection with the matters described, and replaces and cancels all previous agreements and commitments, whether spoken or written.

10. Modification in Writing. No oral agreement, statement, promise, commitment or representation shall alter or terminate the provisions of this Agreement. This Agreement cannot be changed or modified except by written agreement signed by you and authorized representatives of the Company.

11. Governing Law; Jurisdiction. This Agreement shall be governed by and enforced in accordance with the laws of the State of New York, without regard to its conflicts of law principles. Any action arising out of or relating to this Agreement may, at the election of the Company, be brought and prosecuted only in that State, and in the event of such election, you consent to the jurisdiction and venue of any courts of or in such jurisdiction.

12. Jury Waiver and Attorneys’ Fees and Costs. The parties agree to waive their right to proceed with a jury trial to resolve any and all disputes regarding the interpretation or enforcement of the Agreement. In the event of litigation involving the interpretation or enforcement of this Agreement, the prevailing party shall be entitled to his or its reasonable attorneys’ fees and costs.

13. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

14. No Admission of Liability. This Agreement does not constitute an admission of any unlawful discriminatory acts or liability of any kind by the Company and/or related persons, or anyone acting under their supervision or on their behalf. This Agreement may not be used or introduced as evidence in any legal proceeding, except to enforce or challenge its terms.

15. Specific Performance. You acknowledge and agree that the remedies available to an injured party at law for a breach or threatened breach of any of the provisions of Paragraphs 4, 5 or 6 of this Agreement would be inadequate and, in recognition of this fact, you agree that, in the event of breach or threatened breach, in addition to any remedies at law or otherwise available to the Company under the terms of this Agreement, such injured party shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, or permanent injunction or any other equitable relief that may be available.

16. Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees.

17. You acknowledge and certify that you:

(a) have read and understand all of the terms of this Agreement and do not rely on any representation or statement, written or oral, not set forth in this Agreement;

(b) have had a reasonable period of time to consider this Agreement;

(c) are signing this Agreement knowingly and voluntarily;

(d) have been advised to consult with an attorney before signing this Agreement;

(e) have the right to consider the terms of this Agreement for 45 days and if you take fewer than 45 days to review this Agreement, you hereby waive any and all rights to the balance of the 45 day review period;

(f) have the right to revoke this Agreement within 7 days after signing it, by providing written notice of revocation to Dan O’Connell, Human Resources, Moody’s Investors Service, 7 World Trade Center at 250 Greenwich Street, New York, New York 10007. This Agreement will not be effective or enforceable against the Company until seven (7) days after the Company has received your signed copy of the Agreement. That will be the Effective Date of this Agreement. If you revoke this Agreement during this 7 day period, it becomes null and void in its entirety and no party has any obligations hereunder; and

(g) have been informed in writing as to any class, unit or group of individuals eligible for the special severance benefits, the eligibility factors for the special severance benefits, the job titles and ages of all individuals selected for the reduction in force to which the special severance benefits applies, and the ages of all individuals in the same job classification or organizational unit not selected for the reduction in force. You have also been informed that if you wish additional information regarding job titles and ages, you may request such information of Dan O’Connell at Moody’s Investors Service at the address listed in the paragraph immediately above. YOU CONFIRM THAT YOU HAVE RECEIVED A COPY OF EXHIBITS B, C AND D, WHICH STATE THE ELIGIBILITY FACTORS FOR THE SPECIAL SEVERANCE BENEFITS, THE JOB TITLES AND AGES OF THOSE ELIGIBLE AND THOSE NOT ELIGIBLE FOR THESE BENEFITS. BY SIGNING BELOW, YOU AFFIRM THAT YOU AND YOUR ATTORNEY HAVE HAD AN OPPORTUNITY TO READ THE EXHIBITS, UNDERSTAND THE EXHIBITS AND RELATED INFORMATION, ARE SATISFIED WITH THE INFORMATION THAT HAS BEEN PROVIDED TO YOU AND REQUIRE NO FURTHER INFORMATION.

Jeanne M. Dering		MOODY’S CORPORATION

/s/ Jeanne M. Dering		By:	/s/ Andrew J. Kriegler
		Name:	Andrew J. Kriegler
		Title:	Senior Vice President and Chief Human Resources Officer

Date:	February 14, 2008	Date:	February 20, 2008

EXHIBIT A

Summary of Benefit Entitlements

Under Moody’s Corporation

Career Transition Plan

For Jeanne M. Dering

Employment with Company Since:	02/24/1986

Termination Date:	12/31/2007

Salary Continuation Period:	01/01/2008 – 12/29/2008

Date of Birth:	08/18/1955

Salary Continuation:	One year = $471,800.00

Last Day of Salary Continuation:	12/29/2008

Welfare Benefits Continuation End Date:	12/31/2008

Outplacement Services:	One year

*	Please note that if the Employee does not register with the outplacement service provider within 45 days after the Termination Date, no outplacement service will be provided to the Employee.

A letter and fact sheet containing benefits information will be mailed under separate cover by the Moody’s Benefits Administrator, Fidelity Investments. The description of benefits provided is only a summary and is subject to the terms and conditions of the applicable plan. Refer to the summary plan descriptions for more details. If you should have questions, please contact the Benefits Center at Fidelity at 877-208-0784.